UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

PANERA BREAD COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PANERA BREAD COMPANY
6710 Clayton Road
Richmond Heights, Missouri 63117

April 13, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Panera Bread Company to be held at 10:30 a.m., Central Daylight Time, on Thursday, May 21, 2009 at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri 63105.

At the Annual Meeting, you will be asked to elect two directors to our Board of Directors and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board of Directors recommends approval of each of these proposals.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Therefore, if you do not plan to attend the Annual Meeting, we urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions.

On behalf of all of our team members and directors, I would like to thank you for your continuing support and confidence.

Sincerely,

Ronald M. Shaich
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

We urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card.

PANERA BREAD COMPANY
6710 Clayton Road
Richmond Heights, Missouri 63117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

The Annual Meeting of Stockholders of Panera Bread Company will be held on Thursday, May 21, 2009 at 10:30 a.m., Central Daylight Time, at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri 63105, to consider and act upon the following matters:

1. To elect two directors to our Board of Directors, each to serve for a term ending in 2012, or until his successor has been duly elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2009; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

Stockholders of record on our books at the close of business on March 23, 2009 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting personally, please vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy as soon as possible in the envelope provided. You may obtain directions to the location of the meeting by contacting our Investor Relations Coordinator at (314) 633-7100, ext. 6500. If you attend the meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

Scott G. Blair
Secretary

Dated: April 13, 2009

PANERA BREAD COMPANY
6710 Clayton Road
Richmond Heights, Missouri 63117

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Solicitation of Proxies

We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 13, 2009 in conjunction with mailing our 2008 Annual Report to Stockholders. The Board of Directors solicits the accompanying proxy for use at our Annual Meeting of Stockholders to be held at 10:30 a.m., Central Daylight Time, on May 21, 2009, and any adjournment or postponement. We will pay the cost of soliciting proxies. Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies by mail, telephone, facsimile or Internet, or in person, for a fee of approximately $7,000, plus out-of-pocket expenses relating to the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 21, 2009:

This proxy statement and the 2008 Annual Report to Stockholders are available for viewing, printing and downloading at www.panera.com/2009AnnualMeeting.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2008 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:
Investor Relations Coordinator
Panera Bread Company
6710 Clayton Road
Richmond Heights, Missouri 63117
Telephone: (314) 633-7100, ext. 6500.

Proposals to be Voted Upon

Proposal 1.  The first proposal is to elect two directors to our Board of Directors, each to serve for a term ending in 2012, or until his respective successor has been duly elected and qualified.

Proposal 2.  The second proposal is to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2009.

When you return your proxy properly signed (or vote on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1 and “FOR” Proposal 2, and in the discretion of the persons named as proxies in the manner they believe to be in our company’s best interests as to other matters that may properly come before the meeting.

Voting Procedures

You may vote either in person, at the Annual Meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than May 20, 2009, the day before the Annual Meeting, for your proxy to be valid and for your vote to count.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-800-652-8683.

•	Have the proxy card in hand.

•	Follow and comply with the recorded instructions before the deadline of 11:59 p.m., Eastern Daylight Time, on May 20, 2009.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.investorvote.com/pnra.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•	Submit the electronic proxy before the deadline of 11:59 p.m., Eastern Daylight Time, on May 20, 2009.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

Telephone and Internet voting ends at 11:59 p.m., Eastern Daylight Time, on May 20, 2009. If you vote in a timely manner by the Internet or telephone, you do not have to return your proxy card for your vote to count. Please be aware that if you vote on the Internet, you may incur costs such as normal telephone and Internet access charges for which you will be responsible.

The Internet and telephone voting procedures appear on the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded before the deadline.

Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to vote by telephone or Internet. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you want to vote in person at the Annual Meeting, and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the Annual Meeting.

Shares represented by proxies on the enclosed proxy card will be counted in the vote at the Annual Meeting if we receive your proxy card by May 20, 2009. Proxies submitted by the Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m., Eastern Daylight Time, on May 20, 2009.

Your properly completed proxy/voting instruction card will appoint Jeffrey W. Kip and Scott G. Blair as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Kip is our Senior Vice President, Chief Financial Officer and Mr. Blair is our Senior Vice President, Chief Legal Officer, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “for” or to withhold your votes from either or both nominees for director; and

•	vote “for,” “against” or “abstain” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2009.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of both of the nominees for director and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2009.

Revocation of Proxies

You may revoke your proxy at any time before its use by casting a new vote on the Internet or by telephone or by delivering to us a duly executed proxy or written notice of revocation bearing a later date. If you execute a proxy but are present at the meeting, and you wish to vote in person, you may do so by revoking your proxy. Shares represented by valid proxies, received in time for use at the meeting and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

Our Board of Directors has fixed March 23, 2009 as the record date for the meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record on the record date. On the record date, we had 29,549,863 shares of Class A Common Stock outstanding (each of which entitles its holder to one vote), and 1,392,242 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes). Unless indicated otherwise, we refer to our Class A and Class B Common Stock in this proxy statement as the “Common Stock.” Holders of Common Stock do not have cumulative voting rights.

Shares Held in 401(k) Plan

On March 23, 2009, our 401(k) plan, which is called the Panera Bread Company 401(k) Savings Plan, held 33,935 shares of our Class A Common Stock in the name of Fidelity Management Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Fidelity Management Trust how to vote shares of Class A Common Stock credited to your 401(k) Plan account by indicating your instructions on your proxy card and returning it to us by May 18, 2009. Any shares held in the 401(k) Plan for which no instructions are received will not be voted. The trustee will vote the shares as instructed if proper instructions are received by 11:59 p.m., Eastern Daylight Time, on May 18, 2009.

Quorum

For all proposals on the agenda for the meeting, the holders of a majority in interest of the combined voting power of the Common Stock issued and outstanding entitled to vote must be present in person or by proxy for a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as “broker non-votes” described below, will be counted toward establishing the presence of a quorum.

Votes Required

Each of the directors will be elected by plurality vote of the combined voting power of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote. Shares for which the vote is withheld will be excluded entirely and will have no effect on the election of the directors.

Under our by-laws, Proposal 2 requires an affirmative vote of a majority of the combined voting power of the shares of Common Stock present at the meeting in person or by proxy and entitled to be cast at the meeting. For this purpose, abstentions are considered present and will have the effect of a vote against. In addition, “broker non-votes” will be excluded entirely and will have no effect on Proposal 2.

If you hold shares of Common Stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the Common Stock in accordance with your instructions. However, if your representative does not timely receive instructions, your representative may only vote on those matters for which it has discretionary voting authority. If your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for a classified Board of Directors in which our Board of Directors is divided into three classes, each having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders. In addition, our by-laws allow the Board to select one or more persons as an honorary “Director Emeritus,” who provides advice and counsel to the Board, but does not vote.

Our Board of Directors currently consists of six members, divided into three classes: Domenic Colasacco and W. Austin Ligon, with terms ending in 2009; Larry J. Franklin and Charles J. Chapman, III, with terms ending in 2010; and Ronald M. Shaich and Fred K. Foulkes, with terms ending in 2011. At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. The Board has nominated Domenic Colasacco and W. Austin Ligon for re-election at the Annual Meeting as Class II directors with a term ending in 2012, if elected. In addition, in gratitude for his lengthy and valued service to our company, the Board has selected George E. Kane to continue his service as a Director Emeritus until 2010.

The following table and biographical descriptions set forth information regarding the principal occupation, other affiliations, committee memberships and age of the nominees for election as director, for each director continuing in office and for our Director Emeritus, based on information furnished to us by those persons. The following information is as of March 31, 2009, unless otherwise noted.

			Term as a
Name	Age	Position(s)	Director Ends	Class

Nominees for Election as a Class II Director:
Domenic Colasacco(1)(3)	60	Director (Lead Independent Director)	2009	II
W. Austin Ligon(3)	58	Director	2009	II
Directors Continuing in Office:
Larry J. Franklin(1)(2)	60	Director	2010	III
Charles J. Chapman, III(2)	46	Director	2010	III
Ronald M. Shaich	55	Chairman of the Board of Directors and Chief Executive Officer	2011	I
Fred K. Foulkes, D.B.A.(1)(2)(3)	67	Director	2011	I
Director Emeritus:
George E. Kane(4)	104	Director Emeritus	N/A	N/A

(1)	Member of the Compensation and Stock Option Committee.

(2)	Member of the Committee on Nominations and Corporate Governance.

(3)	Member of the Audit Committee.

(4)	Serving as a non-voting Director Emeritus. Our by-laws permit our Board of Directors to elect one or more of our former directors who has served our company with distinction to serve as a “Director Emeritus.” Directors Emeritus may be asked to serve as consultants to our Board of Directors and may be appointed by our Board of Directors to serve as consultants to Board committees. Directors Emeritus are not permitted to vote on matters brought before our Board of Directors or any Board committee and are not counted for the purposes of determining whether a quorum of our Board of Directors or the committee is present. Directors Emeritus are entitled to receive reimbursement for expenses of meeting attendance, fees or other compensation as approved by our Board of Directors. A Director Emeritus does not have any of the responsibilities or liabilities of a director, or any of a director’s rights, powers or privileges.

Nominees for Election as a Director

Domenic Colasacco.  Mr. Colasacco has served as a director since March 2000 and as Lead Independent Director since January 2008. Mr. Colasacco has been President and Chief Executive Officer of Boston Trust & Investment Management, a banking and trust company providing fiduciary and investment management services, since 1992, and also serves as Chairman of its Board of Directors. Mr. Colasacco joined Boston Trust in 1974 after beginning his career in the research division of Merrill Lynch & Co. in New York City.

W. Austin Ligon.  Mr. Ligon has served as a director since January 2008. Mr. Ligon is a co-founder of CarMax, Inc., a national retailer of used cars, and served as CarMax’s President from 1995 and its Chief Executive Officer from October 2002, in each case until his retirement in June 2006. Prior to CarMax, Mr. Ligon served as Senior Vice President of Corporate Planning and Senior Vice President Automotive at Circuit City Stores from 1991 to 1995. Mr. Ligon is the advisory board chairman of the Center for Talented Youth — Johns Hopkins University; an advisory board member of the Yale School of Management; and a member of the governing boards of each of the University of Virginia — Board of Visitors, the University of Virginia Investment Management Company, and St. John’s College — Annapolis and Santa Fe.

Directors Continuing in Office

Larry J. Franklin.  Mr. Franklin has served as a director since June 2001. Mr. Franklin has been the President and Chief Executive Officer of Franklin Sports, Inc., a branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports, Inc. in 1970 and served as its Executive Vice President from 1981 to 1986. Mr. Franklin currently serves on the Board of Directors of Bradford Soap International, Inc., a private manufacturer of private label soaps.

Charles J. Chapman, III.  Mr. Chapman has served as a director since January 2008. Mr. Chapman has been the Chief Operating Officer of American Dairy Queen Corporation, a leading franchisor of quick service restaurants and wholly-owned subsidiary of Berkshire-Hathaway, since October 2005. From January 2001 to October 2005, Mr. Chapman held a number of senior positions at American Dairy Queen. Prior to joining American Dairy Queen, Mr. Chapman served as Chief Operating Officer of Bruegger’s Bagels, Inc. and President and co-owner of a Bruegger’s franchise, Beantown Bagels, and held marketing and operations positions with Darden Restaurants. Mr. Chapman began his career as a consultant at Bain & Company.

Ronald M. Shaich.  Mr. Shaich is a co-founder of our company and has served as a director since March 1981. Mr. Shaich has also served as our Chief Executive Officer since May 1994, and as Chairman of the Board since May 1999. Mr. Shaich previously served as Co-Chief Executive Officer from January 1988 to May 1994, and as Co-Chairman of the Board from January 1988 to May 1999. Mr. Shaich serves as a director of the non-profit Lown Cardiovascular Research Foundation and as a trustee of the non-profit Rashi School.

Fred K. Foulkes, D.B.A.  Dr. Foulkes has served as a director since June 2003. Dr. Foulkes has been a Professor of Organizational Behavior and the director of the Human Resources Policy Institute at Boston University School of Management since 1981 and has taught courses in human resources management and strategic management at Boston University since 1980. From 1968 to 1980, Dr. Foulkes was a member of the Harvard Business School faculty. Dr. Foulkes served on the board of directors and was chairman of the Compensation Committee of Bright Horizons Family Solutions, a provider of employer-sponsored child care, early education and work/life consulting services, until its acquisition in May 2008 by Bain Capital.

Director Emeritus

George E. Kane.  Mr. Kane has served as our Director Emeritus since May 2004. Mr. Kane served as a director from November 1988 to May 2004. Mr. Kane was also one of our directors from December 1981 to December 1985 and a Director Emeritus from December 1985 to November 1988. Mr. Kane retired in 1970 as President of Garden City Trust Company (now University Trust Company) and served as an Honorary Director of University Trust Company from December 1985 to January 2000.

Corporate Governance Matters

Our Board of Directors has long believed that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Corporate Governance page of the About Us — Investor Relations section of our website at www.panerabread.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Coordinator, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Principles and Practices to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Charles J. Chapman, III, Domenic Colasacco, Fred K. Foulkes, Larry J. Franklin or W. Austin Ligon has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Committee on Nominations and Corporate Governance to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Committee on Nominations and Corporate Governance applies the criteria specified in our Corporate Governance Principles and Practices. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our Corporate Governance Principles and Practices also provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board of Directors possess appropriate qualifications and reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

Stockholders may recommend individuals to the Committee on Nominations and Corporate Governance for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Committee on Nominations and Corporate Governance, c/o Corporate Secretary, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2010 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

The Board met six times during the fiscal year ended December 30, 2008, either in person or by teleconference. During the fiscal year ended December 30, 2008, each director attended all of the Board meetings and committee meetings on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Principles and Practices provide that directors are expected to attend the Annual Meeting of stockholders. All of our directors attended the 2008 annual meeting of stockholders.

Lead Independent Director

In January 2008, our Board of Directors established the position of Lead Independent Director and appointed current Board member Domenic Colasacco as Lead Independent Director. Mr. Colasacco was reappointed to the position of Lead Independent Director in March 2009. The Lead Independent Director Position Duty Statement adopted by our Board is posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.

Pursuant to our Corporate Governance Principles and Practices and the Lead Independent Director Position Duty Statement, the Lead Independent Director is responsible for, among other matters:

•	advising the Chairman of the Board regarding Board meeting schedules;

•	approving the agendas for Board meetings;

•	advising the Chairman of the Board regarding information sent to the Board;

•	interviewing Board candidates and assisting the Board and the company with compliance with and implementation of our Corporate Governance Principles and Practices;

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	calling meetings of and presiding at executive sessions of the Board’s independent directors;

•	acting as a principal liaison between the independent directors and the Chairman of the Board; and

•	participating with the Compensation and Stock Option Committee in its evaluation of our Chief Executive Officer, and discussing with the Chief Executive Officer his performance.

Board Committees

Our Board of Directors has established three standing committees — the Audit Committee, the Compensation and Stock Option Committee, and the Committee on Nominations and Corporate Governance — each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with the applicable laws and regulations and with our Standards of Business Conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the Securities and Exchange Commission rules (which is included on page 15 of this proxy statement).

The members of the Audit Committee are Domenic Colasacco (chair), Fred K. Foulkes and W. Austin Ligon. Our Board of Directors has determined that Mr. Colasacco is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Audit Committee met seven times during fiscal year 2008.

Compensation and Stock Option Committee

The responsibilities of our Compensation and Stock Option Committee, which we refer to as our Compensation Committee, include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chairman and Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our Chairman and Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to management succession planning; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the Compensation Committee are Fred K. Foulkes (chair), Domenic Colasacco and Larry J. Franklin. The Compensation Committee met seven times during fiscal year 2008.

Committee on Nominations and Corporate Governance

The responsibilities of the Committee on Nominations and Corporate Governance include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Principles and Practices; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Committee on Nominations and Corporate Governance in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Committee on Nominations and Corporate Governance are Larry J. Franklin (chair), Charles J. Chapman, III and Fred K. Foulkes. The Committee on Nominations and Corporate Governance met five times during fiscal year 2008.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director and the Chairman of the Committee on Nominations and Corporate Governance, with the assistance of our Chief Legal Officer, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Corporate Secretary, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by dialing toll-free 1-888-840-4151.

Standards of Business Conduct

We have adopted a written Standards of Business Conduct, a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Standards of Business Conduct on the Corporate Governance page of the About Us — Investor Relations section of our website, which is located at www.panerabread.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the Standards of Business Conduct.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Domenic Colasacco, Fred K. Foulkes and Larry J. Franklin served on the Compensation Committee during the fiscal year ended December 30, 2008. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during the 2008 fiscal year that require disclosure under the proxy rules and regulations promulgated by the Securities and Exchange Commission.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers as of March 31, 2009, who are not also directors, is set forth below. Generally, our Board of Directors elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Position(s)

John M. Maguire	43	Executive Vice President and Co-Chief Operating Officer
William W. Moreton	49	Executive Vice President and Co-Chief Operating Officer
Cedric Vanzura	45	Executive Vice President and Co-Chief Operating Officer
Scott G. Blair	51	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Mark A. Borland	56	Senior Vice President, Chief Supply Chain Officer
Scott G. Davis	45	Senior Vice President, Chief Concept Officer
Rebecca A. Fine	46	Senior Vice President, Chief People Officer
Jeffrey W. Kip	41	Senior Vice President, Chief Financial Officer
Thomas C. Kish	43	Senior Vice President, Chief Information Officer
Michael J. Kupstas	52	Senior Vice President, Chief Franchise Officer
Michael J. Nolan	49	Senior Vice President, Chief Development Officer
William H. Simpson	46	Senior Vice President, Chief Company and Joint Venture Operations Officer

John M. Maguire.  Mr. Maguire has served as Chief Operating Officer, and subsequently co-Chief Operating Officer, since March 2008, and as our Executive Vice President since April 2006. Mr. Maguire had previously served as our Senior Vice President, Chief Company and Joint Venture Operations Officer from August 2001 to April 2006. Mr. Maguire joined us in April 1993. From April 2000 to July 2001, Mr. Maguire served as our Vice President, Bakery Operations; from November 1998 to March 2000, Mr. Maguire served as our Vice President, Commisary Operations; and from April 1993 to October 1998, Mr. Maguire was a manager and director of our company.

William W. Moreton.  Mr. Moreton re-joined our company in November 2008 as our Executive Vice President, co-Chief Operating Officer. Mr. Moreton previously served as our Executive Vice President, Chief Financial Officer from October 1998 to March 2003. From April 2005 to January 2007, Mr. Moreton served as President and Chief Financial Officer of Potbelly Sandwich Works, a chain restaurant operator, and from January 2004 to April 2005, Mr. Moreton served as Executive Vice President — Subsidiary Brands, and Chief Executive Officer of Baja Fresh, a subsidiary of Wendy’s International, Inc.

Cedric Vanzura.  Mr. Vanzura has served as our Executive Vice President and co-Chief Operating Officer since November 2008 and served as our Executive Vice President, Chief Administrative Officer from March 2008 to November 2008. Prior to joining our company, Mr. Vanzura held a variety of roles at Borders Group, Inc., a global retailer of books, music and movies, including serving as Executive Vice President, Emerging Business and Technology from July 2006 to September 2007, President, Borders International from February 2005 to July 2006 and President, Specialty Retail from March 2003 to February 2005.

Scott G. Blair.  Mr. Blair has served as our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since January 2008. From March 2003 to January 2008, Mr. Blair served as our Special Counsel for Employee Relations and also maintained a sole proprietorship law firm concentrating on employment law.

Mark A. Borland.  Mr. Borland has served as our Senior Vice President, Chief Supply Chain Officer since August 2002. Mr. Borland joined our company in 1986 and held management positions with Au Bon Pain and Panera Bread divisions until 2000, including Executive Vice President, Vice President of Retail Operations, Chief Operating Officer and President of Manufacturing Services. From 2000 to 2001, Mr. Borland served as Senior Vice President of Operations at RetailDNA, a provider of sales and marketing products, then rejoined us as a consultant in 2001.

Scott G. Davis.  Mr. Davis has served as our Senior Vice President, Chief Concept Officer since May 1999. Mr. Davis joined us in 1987 and from May 1996 to May 1999 served as our Director of Concept Services and Customer Experience.

Rebecca A. Fine.  Ms. Fine has served as our Senior Vice President, Chief People Officer since August 2004. Ms. Fine was Chief People Officer for Seed Restaurant Group, a chain restaurant operator, from February 2000 to August 2004. She also served as Chief Administrative Officer for Shoney’s Inc., a chain restaurant operator, from March 1996 to February 2000. Ms. Fine is also a board chairman of Winning Women, a nonprofit corporation.

Jeffrey W. Kip.  Mr. Kip has served as our Senior Vice President, Chief Financial Officer since May 2006. From November 2003 to May 2006, Mr. Kip served as our Vice President, Finance and Planning and as our Vice President, Corporate Development from May 2003 to November 2003. From November 2002 to April 2003, Mr. Kip was an Associate Director and then Director at UBS, an investment banking firm, and from August 1999 to November 2002, Mr. Kip was an Associate at Goldman Sachs, an investment banking firm.

Thomas C. Kish.  Mr. Kish has served as our Senior Vice President, Chief Information Officer since December 2004. From April 2001 to December 2004, Mr. Kish served as our Vice President, Chief Information Officer. Prior to joining us, Mr. Kish was Vice President, Information and Support Services for Papa John’s International, a chain restaurant operator, from 1995 to 2001.

Michael J. Kupstas.  Mr. Kupstas has served as our Senior Vice President, Chief Franchise Officer and Assistant Secretary since September 2001. Mr. Kupstas joined us in 1996. From August 1999 to September 2001, Mr. Kupstas served as our Vice President, Franchising and Brand Communication and from January 1996 to August 1999, Mr. Kupstas was our Vice President, Company and Franchise Operations. From April 1991 to January 1996, Mr. Kupstas was Senior Vice President/Division Vice President for Long John Silver’s, Inc., a chain restaurant operator. Mr. Kupstas is also Board Chairman of Operation Food Search.

Michael J. Nolan.  Mr. Nolan has served as our Senior Vice President, Chief Development Officer since he joined us in August 2001. From December 1997 to March 2001, Mr. Nolan served as Executive Vice President and Director for John Harvard’s Brew House, L.L.C., a chain restaurant operator, and as Senior Vice President, Development, for American Hospitality Concepts, Inc., a chain restaurant operator. From March 1996 to December 1997, Mr. Nolan was Vice President of Real Estate and Development for Apple South Incorporated, a chain restaurant operator, and from July 1989 to March 1996, Mr. Nolan was Vice President of Real Estate and Development for Morrison Restaurants, Inc., a chain restaurant operator. Prior to 1989, Mr. Nolan served in various real estate and development capacities for Cardinal Industries, Inc., a chemical and chemical equipment manufacturer and Nolan Development and Investment, a private development company.

William H. Simpson.  Mr. Simpson has served as our Senior Vice President, Chief Company and Joint Venture Operations Officer since April 2006 and previously served as our Vice President, Retail Operations from February 2005 to April 2006. From November 2002 to February 2005, Mr. Simpson served as our Director of Retail Operations and Joint Venture Partner. From June 1998 to November 2002, Mr. Simpson was Vice President of Franchise Operations and Regional Vice President of Company Operations for Bennigan’s Restaurants, a chain restaurant operator.

Executive and Director Compensation Processes

The Compensation Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals include both corporate goals and individual department specific goals that facilitate the achievement of corporate performance. Annual bonuses are tied to the achievement of these performance goals.

The payment of an incentive bonus to our Chairman and Chief Executive Officer is determined by the Board on recommendation from the Compensation Committee, and the payment of an incentive bonus to our other executive officers is determined by the Compensation Committee on recommendation from the Chairman and Chief Executive Officer, in each case following a review of the achievement of annual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the goals for the recently completed year. The Chairman and Chief Executive Officer presents to the Compensation Committee an evaluation of each of the other executive officers, as well as a recommendation by the Chairman and Chief Executive Officer for annual executive salary increases, if any. These evaluations and recommendations are then discussed by the Compensation Committee, which approves salary and any other awards for the executives. In the case of the Chairman and Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which recommends his compensation changes to the Board for consideration and approval.

For all executives, annual base salary increases and annual bonuses, to the extent awarded, are implemented during the first calendar quarter of the year. In addition, during the third quarter of each year the Compensation Committee and Board of Directors grant long-term equity and performance awards under our 2005 Long Term Incentive Plan to our executive officers. Newly hired and promoted executives may be granted supplemental awards at a committee meeting following their hiring or promotion dates.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2008, the Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, to assist our Compensation Committee with its review of the compensation of our executive officers and with its review of the Compensation Discussion and Analysis and to obtain their recommendation for its inclusion in this Proxy Statement.

Policies and Procedures for Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also permits the Chairman of the Audit Committee and the Chief Legal Officer to review proposed related person transactions that arise between committee meetings, subject to review, approval and ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. The committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined the following interests are not material, and, accordingly, a transaction or arrangement with an entity in which the related person’s sole interest is one of the following will not be considered a related person transaction:

•	Interests arising only because a related person is a director of an entity that is involved in the transaction or arrangement; or

•	Interests arising only from the ownership by one or more related persons of less than a 10% equity interest in the entity involved in the transaction, excluding general partnership interests; or

•	Interests arising only because a related person is an executive officer of an entity involved in the transaction, and (1) all related persons hold less than a 10% equity interest of the entity involved in the transaction, (2) the related person and immediate family members have and are not negotiating the transaction and have and will not receive any related special benefits, and (3) the transaction amount involves less than the greater of (A) $200,000 or (B) 5% of the annual gross revenues of the company receiving payment in the transaction; or

•	Interests arising only from the ownership of a class of our company’s stock if all stockholders of that class receive the same benefit on a pro rata basis; or

•	Interests arising only because a significant stockholder or an immediate family member is indebted to us.

In addition, the Board has determined that the following transactions are not related person transactions for purposes of this policy:

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee or our Board of Directors, as applicable; or

•	A transaction that involves compensation to a director for services as a director of our company if such compensation is reported pursuant to applicable law; or

•	A transaction that is specifically contemplated by provisions of our Certificate of Incorporation or Bylaws; or

•	A transaction awarded under a competitive bid process.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Board of Directors or the Compensation Committee in the manner specified in its charter and consistent with our policies.

Related Person Transactions

Since December 26, 2007 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described above under “Compensation of Directors,” “Employment Arrangements with Executive Officers” and “Executive Compensation.”

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 30, 2008 and has discussed these financial statements with our management and PricewaterhouseCoopers, LLP, our registered public accounting firm.

The Audit Committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Our registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the registered public accounting firm their independence from us.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2008.

By the Audit Committee of the Board of Directors of Panera Bread Company.

Respectfully submitted,

Domenic Colasacco (chair)
Fred K. Foulkes
W. Austin Ligon

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview of Our Compensation Objectives and Philosophy

Like all of our employee compensation programs, our executive compensation program has been designed with two objectives in mind: one, to provide a compensation package that is reasonable and competitive within the industry in order to attract and retain qualified and talented executives, and the other, to provide incentives to drive our short and long term performance. We design our executive compensation program to motivate our executive officers and to align their interests with those of our stockholders in order to attain the ultimate objective of increasing stockholder value.

We offer total compensation packages at levels we consider to be competitive with a peer group of companies of similar size in the restaurant industry. In determining our executive officer compensation, we may consider generally available source material on companies in the restaurant industry from business periodicals, proxy statements, and other resources. From time to time, we may consider publicly available compensation data from national companies that we believe are generally comparable to us in terms of size, organization structure and growth characteristics, and against which we believe we compete for executive talent. We may also engage third party advisors to perform compensation analysis and peer company benchmarking studies for us to assist our Compensation Committee in its evaluation of executive compensation.

Our executive compensation program provides incentives to drive our performance over each of the short, intermediate and long-term. The measures against which incentive compensation is earned include not only short term metrics but also our more intermediate and long term operating and financial performance metrics and are designed to drive the achievement of our overall long-term performance. Our annual incentive bonus rewards achievement of company-wide and department goals keyed to drive our performance for each year, but is adjusted if our performance falls short of or exceeds pre-tax earnings targets, which we establish for our company performance. Our long-term incentive program includes equity awards and also ties awards to the achievement of intermediate and long-term performance metrics, which, in addition to specific earnings per share metrics, also include metrics we have identified to be components or drivers, direct or indirect, of earnings growth.

Elements of Compensation

Our executive compensation program is essentially the same as the compensation program for all our full-time management employees, with appropriate modifications based on the employee’s level or role within the organization. Our full-time management compensation program is comprised of three basic elements:

•	Base Salary, with annual discretionary increases;

•	Annual Incentive Bonus for which target eligibility varies by level, with award payment ranges from zero to two times the target bonus based on company-wide and department performance metrics, as modified based on overall company financial performance, subject to adjustment as determined by our Compensation Committee; and

•	Long-Term Incentive Compensation, which includes varying levels of cash and equity awards based upon employment level and performance against key drivers of long-term shareholder value creation.

Because our primary objective is to provide incentives that drive our performance, perquisites do not comprise a significant element of our executive compensation program. We do not have employment agreements with any of our executive officers and we do not provide benefits by reason of retirement (other than under our 401(k) plan). We provide standard employee benefits, which we make available to all of our full-time employees.

Determining Executive Compensation

Our executive compensation is tied in part to our executive officer levels, which are comprised of Chairman and Chief Executive Officer, Executive Vice President and two Senior Vice President levels. Each component of the compensation of our Chairman and Chief Executive Officer, Ronald M. Shaich, is established by our Board of Directors upon the recommendation of our Compensation Committee, with any third party advisory support to assist the Compensation Committee with recommendations, as determined appropriate. Each component of the compensation of our other executive officers is established by our Compensation Committee, upon the recommendation of our Chairman and Chief Executive Officer and any third party advisers as determined appropriate.

In fiscal year 2008, our Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, to assist our Compensation Committee with its review and determination of the compensation for our executive officers relative to marketplace norms and practices by comparing current proxy statement data and salary survey data. This review was intended to evaluate the competitiveness of our executive compensation levels with those provided for similar executive positions within the restaurant industry and inform our Compensation Committee as to whether changes to our compensation plan were needed. Our Compensation Committee evaluated the competitiveness of our executive compensation through two primary sources consisting of a peer group of 10 public company restaurants and a publicly available database covering 29 restaurants of comparable size with revenues ranging from $350 million to $3 billion. We believe that these companies represent those with whom we compete most closely for executive talent.

Our peer group was selected based on the following criteria:

•	companies whose business model and size are similar, though not necessarily identical, to ours;

•	companies with revenues of approximately one third to one and one-half times our revenues;

•	companies that are large enough to have similar executive positions to ours;

•	companies that generally overlap with the labor market for talent, but may not be identical; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our current peer group used in our review was made up of the following:

• California Pizza Kitchen, Inc.	• P.F. Chang’s China Bistro, Inc.

• CEC Entertainment Inc.	• Papa John’s International, Inc.

• The Cheesecake Factory Incorporated	• Red Robin Gourmet Burgers, Inc.

• Chipotle Mexican Grill, Inc.	• Ruby Tuesday, Inc.

• IHOP (DineEquity, Inc.)	• Sonic Corporation

In order to gain a broader perspective on general industry compensation levels in the restaurant industry, our Compensation Committee also considered data provided by W.T. Haigh & Company for similar sized companies from a general industry group using additional published compensation surveys. This survey data was used by our Compensation Committee as a secondary market frame of reference.

Our Compensation Committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short, intermediate and long-term goals and objectives. The mix of compensation is designed to reward recent results and drive long-term company performance. At the target level of performance, annual incentive bonuses and long-term incentive compensation are designed to constitute a significant percentage of an executive’s total compensation. The target percentages and actual percentages for salary, annual incentive bonuses and long-term incentive compensation earned by the named executive officers in fiscal year 2008 are listed in the following table:

				Actual Fiscal 2008 Compensation Mix
	Target Compensation Mix				Tied to Panera Performance
		Tied to Panera Performance				Actual Long-Term
		Target Annual	Target Long-Term		Actual Annual	Incentive
		Incentive	Incentive		Incentive	Compensation
Name	Salary	Bonus	Compensation(1)	Salary	Bonus	(2)

Ronald M. Shaich Chairman and Chief Executive Officer	20.00%	20.00%	60.00%	28.17%	29.58%	42.25%
Jeffrey W. Kip Senior Vice President, Chief Financial Officer	41.67%	16.67%	41.67%	52.09%	21.88%	26.03%
John M. Maguire Executive Vice President, Co-Chief Operating Officer	36.36%	18.18%	45.45%	46.51%	24.42%	29.07%
Mark A. Borland Senior Vice President, Chief Supply Officer	41.67%	16.67%	41.67%	48.44%	27.36%	24.21%
Michael J. Kupstas Senior Vice President, Chief Franchise Officer	41.67%	16.67%	41.67%	49.71%	25.45%	24.84%

(1)	Target long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal year 2008, valued as of the date of grant, plus the target performance award payment for Long Term Incentive Plan performance awards granted in fiscal 2006, the performance period for which was completed at the end of fiscal year 2008.

(2)	Actual long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal year 2008, valued as of the date of grant, plus the actual performance award payment for Long Term Incentive Plan performance awards granted in fiscal 2006, the performance period for which was completed at the end of fiscal year 2008.

Base Salary.  The base compensation of our executives is intended to be competitive with the median base compensation levels offered at companies of similar size in the restaurant industry. By establishing base salaries at these levels, we believe we are better positioned to attract and retain talented and qualified executives. In fiscal year 2008, after reviewing the peer group comparative data described above and consulting with our compensation consultant, the Compensation Committee adjusted the base salaries of our executive officers. While the salaries of our executive officers are generally based on their level, they may be adjusted in appropriate circumstances to reflect an individual’s role and responsibility within our company or an individual’s experience and prior performance.

As for all our full-time employees, the base salary of each of our executive officers is reviewed annually and increases generally represent cost of living adjustments, provided that additional adjustments may be made to reflect revised market standards (as was the case for fiscal year 2008), promotions or other adjustments, as determined appropriate. Annual base compensation reviews are conducted for cost-of-living increases and promotions during the first quarter of each fiscal year. Base compensation reviews are also conducted during the fiscal year as appropriate for promotions. The base compensation of all our full-time employees is paid through standard payroll payments.

In fiscal year 2008, our Board of Directors, upon the recommendation of the Compensation Committee, increased the annual base salary for our Chief Executive Officer and our Compensation Committee increased the annual base salaries of our Chief Financial Officer and our three other most highly compensated officers, whom we collectively refer to as our named executive officers, as set forth in the following table:

	2008 Salary	2007 Salary	Increase
Name and Principal Position	($)	($)	(%)

Ronald M. Shaich Chairman and Chief Executive Officer	$600,000	$530,450	13.1%
Jeffrey W. Kip Senior Vice President, Chief Financial Officer	$350,000	$319,506	9.5%
John M. Maguire Executive Vice President, Co-Chief Operating Officer	$400,000	$360,195	11.1%
Mark A. Borland Senior Vice President, Chief Supply Officer	$350,000	$319,506	9.5%
Michael J. Kupstas Senior Vice President, Chief Franchise Officer	$350,000	$319,506	9.5%

In fiscal year 2008, we increased the base salaries of our named executive officers by an average of 10.9%. The adjusted salaries were intended to be in-line with the median of the peer group and survey benchmarking salary data for Messrs. Kip, Maguire, Borland and Kupstas. Although increased, we believe that the adjusted salary for Mr. Shaich continues to be below the median for comparable positions based upon review of the overall benchmarking salary data.

Annual Incentive Bonus.  We believe that cash bonuses are an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of established company incentive goals. The incentive goals of our executive officers promote the achievement of our primary company performance objectives. We believe achievement of these goals and objectives will improve short-term operational and financial results and long-term growth and stockholder value consistent with the interests of our stockholders. We also believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of talented and qualified executives.

Annual incentive bonus payments generally are made in March of each year following the fiscal year of performance in a lump sum, in cash, as a means to reward more immediately annual performance. In addition, for fiscal years in which our performance substantially exceeds our pre-established internal pre-tax earnings target, executive officers (other than our Chairman and Chief Executive Officer), along with all other management eligible for our incentive bonus program, are eligible for a supplemental incentive bonus payment to reward individual contributions to our company’s superior performance. The total amount of the supplemental bonus payment to all eligible participants is determined by applying a percentage of the total by which we exceeded an internal pre-tax earnings target typically established in the first quarter of the applicable fiscal year. The total payout is allocated among participants on a pro rata basis based on the amount of the base annual incentive bonus awarded earlier in the year. The percentage applied is determined by our Compensation Committee, upon the recommendation of our Chairman and Chief Executive Officer. The supplemental payment, if any, is made approximately six months following the date of the payment of the annual incentive bonus, following our final determination that the criteria for such payment have been met.

On the other hand, for fiscal years in which our performance fails to meet our pre-established pre-tax earnings bonus target, the annual incentive bonus payment is reduced, generally with the greatest dollar and percentage reductions applied at the highest employment levels and continuing with smaller reductions at each lower level thereafter as determined appropriate by the Compensation Committee in its discretion upon management’s recommendation.

Chairman and Chief Executive Officer.  The payment and amount of our Chairman and Chief Executive Officer’s annual bonus is discretionary and determined by our Board of Directors following a review of our performance during the fiscal year on which the bonus is based. In making its determination, our Board of Directors, on recommendation from the Compensation Committee, may consider any number of factors, including the achievement of our performance goals for that year and the recommendation of management and third party advisers. For fiscal year 2008, like fiscal years 2007 and 2006, our Chairman and Chief Executive Officer’s target bonus was 100% of his base salary. In fiscal year 2008, Mr. Shaich was paid an annual incentive bonus in the amount of $630,000, which represents 105% of his targeted amount and which is consistent with the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program as determined by our Compensation Committee and as described below.

Other Executive Officers.  The annual incentive bonus of each eligible participant, other than our Chairman and Chief Executive Officer is also discretionary and is based on a combination of the attainment of company-wide and in some cases department specific incentive goals. We generally establish between four and six company incentive goals, which are designed to improve our overall operational and financial results. Each company incentive goal is weighted as a portion of the total potential bonus payout and collectively, these goals represent at least fifty percent of the total potential bonus payout. In addition, up to fifty percent of the total potential bonus payout may be based upon the achievement of department specific incentive goals established by each department’s manager and approved by our Chairman and Chief Executive Officer. The performance expectations for each incentive goal at the target bonus payment level are generally set at a level that is difficult to achieve, but thought to be attainable. Based on the level of achievement against these goals, the participant will receive a bonus payment equal to a specified percentage of his or her annual salary. Management discretion at several levels — including the direct supervisor, function head and a committee currently comprised of one or more of our Chairman and Chief Executive Officer, our Executive Vice Presidents, and Senior Vice President, Chief People Officer — is applied in evaluating achievement of company-wide and department specific goals as a condition to earning the annual incentive bonus. Our Board of Directors and Compensation Committee also have discretion in evaluating awards.

For fiscal year 2008, the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program was set at 105% of the target level. In determining this level, the Compensation Committee considered our success in delivering results to our shareholders in a challenging economic environment. Specifically, consistent with the recommendation of our Chairman and Chief Executive Officer, the Compensation Committee determined that it was appropriate to reward our executive officers and employees for the Company’s strong overall performance, ability to maintain high earnings and profitability levels and prudent growth in difficult economic circumstances, particularly in the latter half of fiscal 2008.

For fiscal year 2008, like fiscal years 2007 and 2006, the target annual incentive bonus of each of our executive officers (other than our Chairman and Chief Executive Officer) ranged from 30% to 50% of the individual’s base salary, based on employment level, with a maximum range of bonus payout potential from zero to two times the individual’s target bonus. Based upon the achievement of their applicable incentive goals, as determined by our Compensation Committee upon the recommendation of our Chairman and Chief Executive Officer, our named executive officers received annual incentive bonus payments at 105% to 141% of their targeted amounts. Mr. Kip received an annual incentive bonus payment for fiscal year 2008 of $147,000. Mr. Maguire received an annual incentive bonus payment for fiscal year 2008 of $210,000. In the case of Mr. Kip and Mr. Maguire, such amounts represented 105% of target amounts, given that these amounts were based entirely on company-wide performance incentive goals. Mr. Kupstas and Mr. Borland received annual incentive bonus payments of $179,200 and $197,680, which respectively represented 128% and 141% of targeted amounts, due to their department’s achievement of individual department specific incentive goals in addition to those related to company-wide performance. Our other employees at the manager level and above received bonus amounts based on the achievement of applicable performance goals under the annual incentive bonus program consistent with the process applied for executive officers.

In addition, because our actual fiscal year 2008 pre-tax earnings of $108.7 million was above our pre-tax earnings target of $105.3 million, our executive officers (other than our Chairman and Chief Executive Officer) and other management eligible for our incentive bonus program are eligible for the future supplemental incentive bonus payment described above.

Other Eligible Employees and Other Programs.  The annual incentive bonus program is offered not only to executive officers, but also to all of our other employees at the manager level and above. Eligibility for our other management employees varies primarily by the employment level and level of achievement of each of several pre-established incentive goals approved by our Chairman and Chief Executive Officer.

In place of the annual management incentive bonus program, we also offer special cash incentive bonus programs to targeted full-time management employees in an effort to accomplish key company missions. These special cash incentive bonus programs are tailored to drive achievement of our company performance objectives specifically targeted to our store operations, real estate development and manufacturing, as well as to reward applicable individual performance standards such as safe driving records, customer service, sanitation and safety, among other areas.

Long-Term Incentive Plan Compensation

Our executive officers, along with our other management employees, are eligible to participate in our 2005 Long Term Incentive Plan, which we refer to as our LTIP and which is a sub-plan under our 2006 Stock Incentive Plan.

Our long-term incentive compensation program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders by providing incentives to drive our long-term performance. The LTIP is also designed to provide our executives with the incentive to continue to drive our performance over the periods embedded in the LTIP program. Accordingly, each award to our executive officers includes not only an annual grant of equity (restricted stock and options) which vest over a five-year period, but also earned payments of cash and stock, based on our cumulative achievement of various operating performance metrics over a three-consecutive-fiscal-year period. Participation in our LTIP in any given year is discretionary, as determined by our Compensation Committee, upon the recommendation of our Chairman and Chief Executive Officer.

The LTIP awards to our executive officers and other officers at the Vice President level are comprised of:

•	restricted stock awards;

•	choice awards in the form of restricted stock awards and stock option awards at the participant’s election; and

•	performance awards in the form of a deferred payment of stock or cash (or a combination thereof), with the level of grant keyed to each participant’s employment level.

The restricted stock award and choice award components, which we describe below in more detail, together comprise one-half of these target awards. The performance award component, also described below in more detail, also comprises one-half of these target award payments. However, the actual award payment of the performance award component will be adjusted, based on our performance over a three-fiscal-year period over which that component is measured. All LTIP grants are made at regularly scheduled meetings of the Board of Directors and Compensation Committee, or, upon determination of the Compensation Committee, at a meeting convened on the first business day of any intervening month as appropriate.

Restricted Stock Awards.  The restricted stock awards, which are granted annually, vest over a period of five years. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The restricted stock subject to the restricted stock awards may not be sold or transferred unless and until it vests, at which time all restrictions will lapse for the number of shares that vest. The shares of restricted stock vest over a five-year period, with 25% vesting two years from grant date and an additional 25% vesting each year thereafter, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The range of award to our named executive officers under the restricted stock award component, expressed as a percentage of base salary, is 25% to 75% of base salary, based on the named executive officer’s employment level. Restricted stock awards were included in the LTIP to provide eligible participants with direct equity ownership (with voting rights and rights to receive dividends, if declared for the Class A Common Stock), while also providing retention throughout the five-year period over which the transfer restrictions lapse.

Choice Awards.  The choice awards are in the form of an award of restricted stock or non-statutory stock options, which are also granted annually, vest over a period of five years. The executive can elect to receive restricted stock, non-statutory stock options, or a combination of restricted stock and non-statutory stock options. The portion of the choice award elected to be in the form of a stock option is for stock options to purchase a number of shares equal to a multiple of the number of shares of restricted stock that would have been awarded. In fiscal year 2008, the applicable multiple as determined by the Compensation Committee was equal to a multiple of the number of shares of restricted stock determined using the Black-Scholes option pricing model applied as of the date of grant as would cause the stock option to have a value equal to the restricted stock that would have been awarded in respect of that portion had the executive elected to receive such portion as restricted stock. Options granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on the date of grant, and vest over a five-year period, with 25% vesting two years from grant date and an additional 25% vesting each year thereafter, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the option that would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The options expire six years from the date of grant, but will be subject to earlier termination as provided in the award agreement. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock awards, if any. The range of awards to our named executive officers under the choice award component, like the restricted stock award component, expressed as a percentage of base salary, is 25% to 75% of base salary, based on the named executive officer’s employment level. Taking the restricted stock award and choice award components together, the range of target awards for both components is 50% to 150% of base salary, based on the executive officer’s employment level. Choice awards were included in the LTIP to provide eligible participants with the flexibility to choose the form of award, given that each individual’s financial and other circumstances may vary.

Performance Awards.  The performance award component is based on the level of our cumulative achievement of predetermined performance metrics in each of three-fiscal-years which comprise the performance period for which the award is made. The performance award is earned based on our achievement of these predetermined company performance metrics, assuming the recipient remains employed by us throughout the three-fiscal-year performance period and the date of payment. The performance metrics are established by our Compensation Committee and approved by our Board of Directors during the first year of the three-fiscal-year performance period to which the metrics pertain to provide guidelines to our Compensation Committee and Board for the actual award payments. Each performance metric, weighting of each metric, and award levels for each metric of the performance awards are communicated to each recipient. The performance awards are payable in a combination of cash and whole shares of Class A Common Stock as the Compensation Committee determines. In fiscal year 2008, our Compensation Committee approved the payment of performance awards entirely in cash for the three-fiscal-year performance period beginning in 2008 and ending in 2010, as well as for the previously approved three-fiscal-year performance periods commencing in fiscal years 2006 (ending in 2008) and 2007 (ending in 2009). The target award payment ranges from 50% to 150% of base salary, based on employment level. However, the actual award payment will be adjusted, based on our performance over a three-fiscal-year measurement period, and any other factors as determined by our Compensation Committee. The actual award payment for the performance award component ranges from zero, since it is eliminated if we fail to achieve even the minimum threshold level for all of our performance metrics over the three-fiscal-year measurement period, to double the individual’s targeted award payment, if we achieve maximum performance in all of our performance metrics, subject to any adjustments as determined by our Compensation Committee.

The three-fiscal-year performance period for LTIP performance awards granted in fiscal year 2006 was completed at the end of fiscal year 2008. The LTIP performance award structure, performance targets, performance results and value of each component as a percentage of the target value of each award were as follows:

					Actual
					Achievement	Calculated
		Threshold	Target	Maximum	during	Payout
	Component	(50%	(100%	(200%	Performance	as a Percent of
Performance Metric	Weighting	Payout)	Payout)	Payout)	Period	Target Award

Adjusted diluted earnings per share(1) Three year total, before stock-based compensation expense	15%	$8.01	$8.20	$8.58	$6.12	0%
Adjusted system-wide average weekly sales(2) Average during performance period	35%	$40,000	$41,000	$43,000	$39,187	0%
Adjusted company bakery-cafe profit per bakery-cafe Annualized average during performance period	15%	(3)	(3)	(3)	(3)	0%
Supply chain profit per bakery-cafe Weighted average during performance period	10%	(3)	(3)	(3)	(3)	0%
Number of system-wide bakery-cafes(4)	25%	1,427	1,464	1,539	1,252	0%

Total	100%					0%

(1)	Adjusted diluted earnings per share is not defined under U.S. generally accepted accounting principles (GAAP) and is not a deemed an alternative measure of performance under GAAP. Adjusted diluted earnings per share excludes stock-based compensation expense from GAAP diluted net income per share. Actual achievement of adjusted diluted earnings per share during the performance period is determined by adding to GAAP diluted net income per share of $1.84 for fiscal year 2006, $1.79 for fiscal year 2007 and $2.22 for fiscal year 2008, the per-share impact of share-based compensation equal to $0.12 per share for fiscal year 2006, $0.08 per share for fiscal year 2007 and $0.07 per share for fiscal year 2008.

(2)	The achievement measures for adjusted system-wide average weekly sales are internal company measurements that are not defined under GAAP and are not deemed alternative measures of performance under GAAP. Adjusted system-wide average weekly sales excludes the performance of the bakery-cafes of Paradise Bakery & Café, Inc., of which we purchased 51 percent of the outstanding capital stock in February 2007.

(3)	We do not disclose our supply chain profit per bakery-cafe or adjusted company bakery-cafe profit per bakery-cafe. Management believes, and the Compensation Committee concurs, that both the supply chain profit per bakery-cafe and adjusted company bakery-cafe profit per bakery-cafe performance targets and performance results represent confidential business information, the disclosure of which would result in meaningful competitive harm. Actual achievement of supply chain profit per bakery-cafe and adjusted company bakery-cafe profit per bakery-cafe were each below the threshold (50% payout) level, so the calculated payout for each of these metrics was 0% of the target awards.

(4)	Excludes bakery-cafes of Paradise Bakery & Café, Inc.

Based on the calculated payout as a percent of target award, there were no payments earned or paid to our named executive officers for the LTIP performance awards granted in fiscal year 2006, which were calculated in March 2009, as reflected below:

	Target Performance
	Award Value on			Calculated
	Date of Grant			Payout as a
	(% Base Salary at			Percent of	Actual
Name	Grant Date)			Target Award	Payment

Ronald M. Shaich	$772,500	(150%)		0%	$0
Jeffrey W. Kip	$97,412	(25	%) and	0%	$0
		(37.5	%)(1)
John M. Maguire	$213,448	(50	%) and	0%	$0
		(62.5	%)(2)
Mark A. Borland	$155,100	(50%)		0%	$0
Michael J. Kupstas	$155,100	(50%)		0%	$0

(1)	Mr. Kip’s performance award was increased effective upon his promotion to Senior Vice President, Chief Financial Officer in May 2006.

(2)	Mr. Maguire’s salary and target performance percentage was increased effective upon his promotion to Executive Vice President in April 2006.

The performance metrics applicable to LTIP performance award grants made in fiscal years 2007 and 2008 include both specific earnings per share targets, and targets we have identified to be components or drivers, direct or indirect, of earnings growth and other critical operating performance measures — such as average weekly sales growth, unit growth and profit metrics. The actual payments applicable to existing grants made in fiscal years 2007 and 2008 cannot be determined because the awards are earned only if performance of each metric is achieved at the end of the three-fiscal-year performance period, which extends through the 2009 and 2010 fiscal years, respectively.

Our Chairman and Chief Executive Officer participates in our LTIP, at the highest level of award. Our other named executive officers participate in our LTIP at levels below our Chairman and Chief Executive Officer.

The 2008 LTIP grants to our named executive officers are set forth in the table below. Values reflected for each component are expressed as a percentage of annual base salary (at the rate in effect on the grant date) from which they are determined. In the case of the performance award, values are reflected at the target award, which will be adjusted based on our performance over the 2008-2010 fiscal years. The values reflected differ from the values set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table because the table does not take into account vesting and other disclosure required by the other tables.

					Performance Award
			2008 Choice Award		Value on Date of
	2008 Restricted		Value on Grant Date		Grant of Target		Total Target LTIP
	Stock Awards: Value		(% Base Salary at		Award (% Base		Value (% of Base
	(% Base Salary) on		Grant Date) and		Salary at Grant		Salary at Grant
Name	Grant Date		Election(1)		Date)		Date)

Ronald M. Shaich	$449,972	(75%)	$449,972	(75%)	$900,000	(150%)	(300%)
Jeffrey W. Kip	$87,462	(25%)	$87,462	(25%)	$175,000	(50%)	(100%)
John M. Maguire	$124,989	(31.25%)	$124,989	(31.25%)	$250,000	(62.5%)	(125%)
Mark A. Borland	$87,462	(25%)	$87,462	(25%)	$175,000	(50%)	(100%)
Michael J. Kupstas	$87,462	(25%)	$87,462	(25%)	$175,000	(50%)	(100%)

(1)	Each of Messrs. Shaich and Kip elected to receive his 2008 Choice Award as a stock option award. Each of Messrs. Maguire, Borland and Kupstas elected to receive his 2008 Choice Award as a restricted stock award.

In March 2008, our Compensation Committee approved additional choice award grants to a number of our employees, including our named executive officers other than Mr. Shaich. The Compensation Committee determined that these stock based grants were an appropriate retention tool for senior management given the levels of total compensation paid for the fiscal years 2006 and 2007, for which there was little or no incentive bonus payments and only a modest performance award payout for the three-fiscal-year period ending 2007. Particularly, the Compensation Committee noted the importance of management retention during a period in which we were embarking on a number of key business initiatives commencing in 2008. The choice award grants were made under our 2006 Stock Incentive Plan and permitted each recipient to elect to receive an award in the form of restricted stock or a non-statutory stock option vesting over three years in three equal annual installments. The number of shares of restricted stock or shares underlying the stock option subject to the choice award was determined by the value of the choice award granted to each recipient, which we refer to as the award value. The award value of the choice award granted to Mr. Maguire, which Mr. Maguire elected to receive 25% in the form of restricted stock and 75% in the form of stock options, was $150,000 and the award value of the choice award granted to Messrs. Kip, Kupstas and Borland was $100,000. Messrs. Borland and Kip elected to receive 100% of this award in the form of stock options and Mr. Kupstas elected to receive this award 100% in the form of restricted stock.

Other Eligible Employees.  The LTIP program, with the modifications described below, is generally made available to all our full-time management employees. Various features of, as well as participation in and eligibility for, the LTIP are determined by the employment level or organizational role of the participants, including among other features the percentage of base compensation used to determine the level of the grants at which each award is made. Choice awards are not offered to any employee below the Vice President level. In addition, participants below the Vice President level are not eligible for performance awards, but rather an alternative deferred cash payment, contingent upon continued employment. For fiscal year 2008, approximately 515 employees received LTIP grants, including, in addition to our named executive officers, eight other executive officers and approximately 502 other management employees.

Other Compensation

We also offer limited perquisites to our executive officers not generally available to all employees, as follows:

Chairman and Chief Executive Officer.  As approved by our Board of Directors, we have agreed to pay up to $1,500 monthly of lease and related car expenses incurred by our Chairman and Chief Executive Officer in connection with his use of a motor vehicle, for so long as he serves as our Chief Executive Officer. In addition, our Board of Directors has approved his travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors. However, Mr. Shaich utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below. As approved by our Board in fiscal year 2008, our Chairman and Chief Executive Officer is entitled to receive reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $20,000 annually. In making its determination to approve these services, our Board considered the range of these perquisites at other companies along with the constant travel demands placed on our Chairman and Chief Executive Officer in visiting company bakery-cafes, assessing company-owned and franchise-operated sites and attending numerous meetings including those with our employees, franchisees, vendors and stockholders. Our Chairman and Chief Executive Officer is also approved to have his family accompany him in the chartered jet on business trips as long as there is no incremental cost to us. We do not have an employment agreement with our Chairman and Chief Executive Officer, and we do not provide him any benefits payable by reason of retirement or severance (other than under our 401(k) plan, as described in the Summary Compensation Table).

Other Named Executive Officers.  Other perquisites of our other named executive officers are described below.

•	Air travel utilizing services under contract — To offset the costs for business travel, our employees may accompany Mr. Shaich on company-related business trips under arrangements we may make to provide such chartered jet service. In addition, when such use does not conflict with use approved by our Board of Directors for our Chairman and Chief Executive Officer, any of our executive officers may use services provided under these arrangements, provided he or she assumes responsibility for the total costs of such use. In fiscal year 2008, none of our named executive officers used these services.

•	Car allowance — We no longer offer a car allowance to our executive officers hired after 2002. Car allowances to our named executive officers, if applicable, are set forth in the tables that follow. Of this group, Mr. Maguire, Mr. Borland and Mr. Kupstas were each provided a car allowance in fiscal year 2008 of $5,000.

•	As approved by our Compensation Committee in 2008, we may make available to our executive officers outside legal counsel selected by us for the purposes of obtaining advice related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $3,000 annually per individual.

We do not have employment agreements with any of our other named executive officers, and we do not provide them any benefits payable by reason of retirement (other than under our 401(k) plan, as described in the Summary Compensation Table). Each of our other named executive officers is subject to a non-competition agreement. As for all our employees at the director level and above, as well as certain individuals in positions below the director level, these non-competition agreements provide for payments of separation pay in the form and amount of continued base pay for up to specified terms, reduced by compensation received from other sources, along with continued health, dental and in some instances 401(k) benefits for the same term, in the event of our termination of employment without cause. The length of the maximum term during which separation pay may continue correlates to the applicable employment level, which in the case of our named executive officers, and all other executive officers (other than our Chairman and Chief Executive Officer), is one year.

We make the following benefit packages generally available to our full-time employees, including our named executive officers, upon satisfaction of eligibility requirements:

•	matching contributions to our 401(k) plan;

•	payment of life insurance and accidental death and dismemberment premiums;

•	relocation reimbursements;

•	participation in our employee stock purchase plan and other benefit plans;

•	payment of customary employer portion of premiums under health and dental benefit plans.

None of our Chairman and Chief Executive Officer or any other named executive officer is offered any other form of compensation qualifying as perquisites, such as reimbursements for country club memberships, commuting costs, personal financial adviser expenses, tax gross-ups or personal use of our property.

Accounting and Tax Considerations

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package to the named executive officers with the desire to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions the Compensation Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction available to public companies for annual compensation that is paid to named executive officers in excess of $1,000,000, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Our 2006 Stock Incentive Plan, our annual incentive bonuses and our LTIP awards, other than restricted stock awards, are intended to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Compensation Committee may, in its judgment after considering the tax consequences and financial effects such action may have on us, design and authorize compensation elements that may not be deductible within Section 162(m) when it believes that such compensation is appropriate and in our best interests.

Summary Compensation

The following table sets forth information regarding the compensation we paid or accrued during the fiscal years indicated to or for our Principal Executive Officer, our Principal Financial Officer, and our three other most highly compensated executive officers whose total compensation exceeded $100,000 for the fiscal year.

Summary Compensation Table

				Stock	Option	Non-Equity	All Other
	Fiscal	Salary		Awards	Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	Bonus(1) ($)	(2)($)	(2)($)	Compensation	(3)($)	($)

Ronald M. Shaich	2008	$600,000	$630,000	$278,531	$384,303	—	$26,517	$1,919,351
Chairman and Chief Executive	2007	$530,450	—	$184,604	$273,361	$205,425	$19,638	$1,213,478
Officer (PEO)	2006	$515,000	—	$102,853	$257,374	—	$5,365	$880,592
Jeffrey W. Kip	2008	$350,000	$147,000	$40,835	$139,093	—	$628	$677,556
Senior Vice President,	2007	$319,506	—	$22,171	$143,699	$13,695	$598	$499,669
Chief Financial Officer(PFO)	2006	$250,737	$74,250	$8,850	$123,463	—	$557	$457,857
John M. Maguire	2008	$400,000	$210,000	$104,430	$150,736	—	$9,515	$874,681
Executive Vice President,	2007	$360,195	—	$58,475	$113,338	$41,085	$9,632	$582,725
Co-Chief Operating Officer	2006	$339,285	$65,423	$37,397	$113,333	—	$9,266	$564,704
Mark A. Borland	2008	$350,000	$197,680	$61,287	$109,197	—	$7,042	$725,206
Senior Vice President,	2007	—	—	—	—	—	—	—
Chief Supply Officer	2006	—	—	—	—	—	—	—
Michael J. Kupstas	2008	$350,000	$179,200	$116,846	$72,389	—	$10,719	$729,154
Senior Vice President,	2007	—	—	—	—	—	—	—
Chief Franchise Officer	2006	—	—	—	—	—	—	—

(1)	We did not pay an annual incentive bonus to any of our named executive officers for fiscal year 2007.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments, which we refer to as FAS 123R. See Note 2 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 30, 2008 regarding assumptions underlying valuation of equity awards. To see the value of awards made to our named executive officers in fiscal year 2008, see the Grants of Plan-Based Awards Table on page 29. To see the value actually received by the named executive officers in fiscal year 2008, see the 2008 Option Exercises and Stock Vested Table on page 32.

(3)	The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (1) the incremental cost to us of all perquisites and other personal benefits; (2) the amount we contributed to the 401(k) plan; (3) the dollar value of accident, disability and death insurance we paid; and (4) the dollar value of life insurance premiums we paid. Specifically, the All Other Compensation column above includes:

				Dollar Value
		Term Life	Accident,	Contributed to the	Incremental Cost of
		Insurance	Disability and	Executive’s	All Perquisites
		Premiums	Death Insurance	Account under	and Other
		Paid	Premiums Paid	401(k) Plan	Personal Benefits
Name	Fiscal Year	($)	($)	($)	($)

Ronald M. Shaich	2008	$2,712	$180	$3,450	$20,175	(a)
	2007	$2,678	$180	$3,375	$13,405	(b)
	2006	$2,154	$180	$3,031	—
Jeffrey W. Kip	2008	$520	$108	—	—
	2007	$490	$108	—	—
	2006	$449	$108	—	—
John M. Maguire	2008	$885	$180	$3,450	$5,000	(c)
	2007	$885	$180	$3,375	$5,192	(c)
	2006	$786	$180	$3,300	$5,000	(c)
Mark A. Borland	2008	$1,934	$108	—	$5,000	(c)
	2007	—	—	—	—
	2006	—	—	—	—
Michael J. Kupstas	2008	$2,089	$180	$3,450	$5,000	(c)
	2007	—	—	—	—
	2006	—	—	—	—

(a)	Consists of $19,665 in car expenses paid directly by us and $510 of legal expenses reimbursed by us.

(b)	Consists of car expenses paid directly by us.

(c)	Consists of car allowance.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 30, 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Fiscal Year 2008 Grants of Plan-Based Awards

							All Other Option			Grant Date
		Estimated Future Payouts			All Other Stock		Awards: Number		Exercise	Fair Value
		Under Non-Equity			Awards: Number of		of Securities		Price of	of Stock and
		Incentive Plan Awards(1)			Shares of Stock or		Underlying		Option	Stock Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)		Options (#)		Award ($/sh)	Awards ($)

Ronald M. Shaich	8/5/2008	$45,000	$900,000	$1,800,000
	8/5/2008				8,849	(2)				$449,972
	8/5/2008						23,272	(2)	$50.85	$449,836
Jeffrey W. Kip	8/5/2008	$8,750	$175,000	$350,000
	3/28/2008						7,549	(3)	$42.50	$99,732
	8/5/2008				1,720	(2)				$87,462
	8/5/2008						4,523	(2)	$50.85	$87,427
John M. Maguire	8/5/2008	$12,500	$250,000	$500,000
	3/28/2008				882	(3)				$37,485
	3/28/2008						8,496	(3)	$42.50	$112,243
	8/5/2008				2,458	(2)				$124,989
	8/5/2008				2,458	(2)				$124,989
Mark A. Borland	8/5/2008	$8,750	$175,000	$350,000
	3/28/2008						7,549	(3)	$42.50	$99,732
	8/5/2008				1,720	(2)				$87,462
	8/5/2008				1,720	(2)				$87,462
Michael J. Kupstas	8/5/2008	$8,750	$175,000	$350,000
	3/28/2008				2,352	(3)				$99,960
	8/5/2008				1,720	(2)				$87,462
	8/5/2008				1,720	(2)				$87,462

(1)	Represents grant awarded in fiscal year 2008 related to the performance award component of our LTIP. This performance award is earned based on the level of our cumulative achievement of predetermined short, medium and long-term performance metrics in each of the three-fiscal-years of 2008, 2009 and 2010.

(2)	Represents grant awarded in fiscal year 2008 related to the restricted stock award component or choice award component of our LTIP. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The choice awards are in the form of a restricted stock award or a non-statutory stock option. The shares of restricted stock and the stock options vest over a five-year period, with 25% vesting two years from grant date and an additional 25% vesting each year thereafter, subject to continued employment with us.

(3)	Represents grant awarded in fiscal year 2008 related to the one time choice award granted in March 2008. The choice awards are in the form of a restricted stock award or a non-statutory stock option. The shares of restricted stock and the stock options vest over a three-year period in equal installments, subject to continued employment with us.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 30, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards
	Number of	Number of					Stock Awards
	Securities	Securities					Number of		Market Value of
	Underlying	Underlying		Option	Option		Shares or Units of		Shares or Units of
	Unexercised Options	Unexercised Options		Exercise	Expiration		Stock That Have		Stock That Have
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date ($) (1)		Not Vested (#)		Not Vested ($)

Ronald M. Shaich	—	—		—	—		2,735	(5)	$137,352
	—	—		—	—		6,042	(6)	$303,429
	—	—		—	—		9,185	(7)	$461,271
	40,000	—		$28.385	1/17/2009	(2)	8,849	(11)	$444,397
	100,000	—		$27.510	3/13/2010	(2)	—		—
	100,000	—		$36.000	3/18/2010	(2)	—		—
	125,000	—		$54.410	3/4/2011	(2)	—		—
	10,940	10,940	(9)	$72.580	2/13/2012	(2)	—		—
	8,055	24,165		$47.950	8/11/2012	(2)	—		—
	—	36,740		$43.310	8/10/2013	(2)	—		—
	—	23,272		$50.850	8/5/2014	(2)	—		—
Jeffrey W. Kip	—	—		—	—		237	(4)	$11,902
	—	—		—	—		807	(6)	$40,528
	—	—		—	—		166	(8)	$8,337
	—	—		—	—		1,844	(7)	$92,606
	—	—		—	—		1,720	(11)	$86,378
	25,475	—		$36.150	6/5/2009	(2)	—		—
	3,750	1,250		$35.290	8/20/2010	(2)	—		—
	948	948		$50.250	9/15/2011	(2)	—		—
	1,075	3,225		$47.950	8/11/2012	(2)	—		—
	—	664		$60.070	3/1/2013	(2)	—		—
	—	7,376		$43.310	8/10/2013	(2)	—		—
	—	7,549		$42.500	3/28/2014	(3)	—		—
	—	4,523		$50.850	8/5/2014	(2)	—		—
John M. Maguire	—	—		—	—		711	(4)	$35,706
	—	—		—	—		711	(4)	$35,706
	—	—		—	—		1,711	(6)	$85,926
	—	—		—	—		2,598	(7)	$130,472
	—	—		—	—		882	(10)	$44,294
	—	—		—	—		2,458	(11)	$123,441
	—	—		—	—		2,458	(11)	$123,441
	10,000	—		$43.150	8/21/2009	(2)	—		—
	7,500	2,500		$35.290	8/20/2010	(2)	—		—
	2,281	6,843		$47.950	8/11/2012	(2)	—		—
	—	10,392		$43.310	8/10/2013	(2)	—		—
	—	8,496		$42.500	3/28/2014	(3)	—		—
Mark A. Borland	—	—		—	—		711	(4)	$35,706
	—	—		—	—		1,213	(6)	$60,917
	—	—		—	—		1,844	(7)	$92,606
	—	—		—	—		1,720	(11)	$86,378
	—	—		—	—		1,720	(11)	$86,378
	25,000	—		$29.300	8/29/2009	(2)	—		—
	—	1,250		$35.290	8/20/2010	(2)	—		—
	2,844	2,845		$50.250	9/15/2011	(2)	—		—
	1,617	4,851		$47.950	8/11/2012	(2)	—		—
	—	7,376		$43.310	8/10/2013	(2)	—		—
	—	7,549		$42.500	3/28/2014	(3)	—		—

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of		Market Value of
	Underlying	Underlying	Option	Option		Shares or Units of		Shares or Units of
	Unexercised Options	Unexercised Options	Exercise	Expiration		Stock That Have		Stock That Have
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date ($) (1)		Not Vested (#)		Not Vested ($)

Michael J. Kupstas	—	—	—	—		711	(4)	$35,706
	—	—	—	—		711	(4)	$35,706
	—	—	—	—		1,213	(6)	$60,917
	—	—	—	—		1,213	(6)	$60,917
	—	—	—	—		1,844	(7)	$92,606
	—	—	—	—		2,352	(10)	$118,117
	—	—	—	—		1,720	(11)	$86,378
	—	—	—	—		1,720	(11)	$86,378
	3,750	—	$29.300	8/29/2009	(2)	—		—
	11,250	3,750	$35.290	8/20/2010	(2)	—		—
	—	7,376	$43.310	8/10/2013	(2)	—		—

(1)	The stock options were granted under the 1992 Equity Incentive Plan, 2001 Stock Option Plan and 2006 Stock Incentive Plan. The grant date of each option is listed in the table below by expiration date.

Grant Date	Expiration Date

1/17/2002	1/17/2009
6/5/2003	6/5/2009
8/21/2003	8/21/2009
8/29/2002	8/29/2009
3/13/2003	3/13/2010
3/18/2004	3/18/2010
8/20/2004	8/20/2010
3/4/2005	3/4/2011
9/15/2005	9/15/2011
2/13/2006	2/13/2012
8/11/2006	8/11/2012
3/1/2007	3/1/2013
8/10/2007	8/10/2013
3/28/2008	3/28/2014
8/5/2008	8/5/2014

(2)	Represents stock options which vest over five years in four equal 25% installments, subject to continued employment with us. The first installment vests two years after the date of grant, with each remaining installment vesting every year thereafter until fully vested.

(3)	Represents stock options which vest annually over three years in three equal installments, subject to continued employment with us.

(4)	Represents grants awarded on September 1, 2005 related to the restricted stock award component or September 15, 2005 related to the choice award component of our LTIP for fiscal year 2005 service; the first 25% installment of these awards vested on September 1, 2007 or September 15, 2007, as applicable, and additional 25% installments vest each year thereafter, subject to continued employment with us.

(5)	Represents grants awarded on January 30, 2006 related to the restricted stock award component or choice award component of our LTIP for fiscal year 2005 service. As such, vesting is consistent with the LTIP grants made on September 1, 2005 (see footnote 4 above), with the first 25% installment of these awards having vested on September 1, 2007 and additional 25% installments vesting each year thereafter, subject to continued employment with us.

(6)	Represents grants awarded on August 11, 2006 related to the restricted stock award component or choice award component of our LTIP for fiscal year 2006 service; the first 25% installment of these awards vested on September 1, 2008 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(7)	Represents grants awarded on August 10, 2007 related to the restricted stock award component or choice award component of our LTIP for fiscal year 2007 service; the first 25% installment of these awards vests on September 1, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(8)	Represents grants awarded on March 1, 2007 related to the restricted stock award component or choice award component of our LTIP for fiscal year 2006 service; the first 25% installment of these awards vests on March 1, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(9)	Represents grants awarded on February 13, 2006 for fiscal year 2005 service; the first 25% installment of these awards vested on September 15, 2007 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(10)	Represents grants awarded on March 28, 2008 related to a special one time choice award; the first 33 1/3% installment of these awards vests on March 28, 2009 and additional 33 1/3% installments vest each year thereafter, subject to continued employment with us.

(11)	Represents grants awarded on August 5, 2008 related to the restricted stock award component or choice award component of our LTIP for fiscal year 2008 service; the first 25% installment of these awards vests on September 1, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during the fiscal year ended December 30, 2008 for each of the named executive officers.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)	(1) (#)	Vesting ($)

Ronald M. Shaich	—	—	3,381	$181,232
Jeffrey W. Kip	4,525	$113,125	387	$20,736
John M. Maguire	12,000	$415,060	1,282	$67,076
Mark A. Borland	3,750	$77,663	3,039	$40,749
Michael J. Kupstas	5,000	$108,075	1,520	$79,811

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans (including individual compensation arrangements), which authorize the issuance of equity securities as of December 30, 2008:

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon		for Future Issuance
	Exercise of	Weighted Average	Under Equity
	Outstanding	Exercise Price of	Compensation
	Options(1)	Outstanding Options	Plans(1)(2)

Plan Category:
Equity Compensation Plans Approved by Security Holders(3)	1,452,266	$40.73	753,545	(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,452,266	$40.73	753,545	(4)

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 30, 2008, all of the shares available for grant under the 2006 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

(3)	Consists of the 2006 Stock Incentive Plan, 2001 Employee, Director, and Consultant Stock Option Plan, 1992 Employee Stock Purchase Plan, 1992 Equity Incentive Plan, and the Formula Stock Option Plan for Independent Directors.

(4)	Consists of 681,946 shares issuable under the 2006 Stock Incentive plan and 71,599 shares issuable under the 1992 Employee Stock Purchase Plan, of which up to 9,585 were issuable in connection with the then ongoing offering period as of December 30, 2008.

Potential Payments Upon Termination or Change-in-Control

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 30, 2008, the last day of our 2008 fiscal year. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our full-time employees generally.

					Termination
				Resignation	Following
	Retirement or	Termination	Termination	for Good	Change-in-	Death or
	Resignation	for Cause	without Cause	Reason	Control	Disability

Ronald M. Shaich
Salary Continuation Payments	—	—	—	—	—	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits	—	—	—	—	—	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	—	—	—	$750,000
Jeffrey W. Kip
Salary Continuation Payments(1)	—	—	$350,000	—	$350,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$3,796	—	$3,796	—
Life Insurance Payout	—	—	—	—	—	$450,000

Total	—	—	$387,796	—	$387,796	$450,000
John M. Maguire
Salary Continuation Payments(1)	—	—	$400,000	—	$400,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$7,185	—	$7,185	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	$407,185	—	$407,185	$750,000
Mark A. Borland
Salary Continuation Payments(1)	—	—	$350,000	—	$350,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$9,083	—	$9,083	—
Life Insurance Payout	—	—	—	—	—	$450,000

Total	—	—	$359,083	—	$359,083	$450,000
Michael J. Kupstas
Salary Continuation Payments(1)	—	—	$350,000	—	$350,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$7,158	—	$7,158	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	$357,158	—	$357,158	$750,000

(1)	These amounts are reduced by compensation received in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the Confidential and Proprietary Information and Non-Competition Agreement to which such named executive officer is a party.

(2)	The vesting of equity compensation may be accelerated by our Board of Directors in its discretion in specified circumstances in connection with a change-in-control. Please see the discussion under “Termination and Change-in-Control Provisions in Our Agreements” below for more information.

(3)	Represents the estimated value of the named executive officer’s continued benefits for one year.

(4)	In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested options or restricted stock for the current year will also vest.

Termination and Change-in Control Provisions in Our Agreement.

Our Executive Vice President and Senior Vice Presidents are parties to Confidential and Proprietary Information and Non-Competition Agreements, which provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then current annual base salary (including car allowance, if applicable) and insurance benefits, and in some instances may be permitted to make contributions to our 401(k) savings plan, for a period of one year. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the agreement.

Our 2006 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any exchange of all of our Common Stock for cash, securities or other property pursuant to a share exchange transaction, or (3) liquidation or dissolution. In connection with a Reorganization Event, the Board of Directors or the Compensation Committee will take any one or more of the following actions as to all or any outstanding awards under the 2006 Stock Incentive Plan on such terms as the Board or the Committee determines: (a) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (c) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price”, make or provide for a cash payment to an award holder equal to (1) the Acquisition Price times the number of shares of Common Stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (2) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (f) any combination of the foregoing. Our Compensation Committee has not made any of the foregoing determinations.

Our 2005 Long-Term Incentive Program contains the following change in control provisions: In the event of (a) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 50% or more of the combined voting power of our then outstanding Common Stock; (b) individuals who constitute the board as of the effective date of the LTIP, which our LTIP refers to as the “Incumbent Board”, cease to constitute at least a majority of the Board; (c) consummation of a reorganization, merger or consolidation, except in the case where immediately after the reorganization, merger or consolidation, (1) our existing stockholders continue to own more than 50% of the combined voting power of the new entity, and (2) a majority of the Board following the reorganization, merger or consolidation were members of the Incumbent Board; (d) stockholder approval of our liquidation or dissolution, or the consummation of substantially all of our assets; or (e) any other event that a majority of the Incumbent Board shall determine may constitute a change in control, our Compensation Committee may take the following action(s): (A) provide for the acceleration of vesting or payment for any time period relating to the realization of the award; (B) provide for the purchase of the award upon participant’s request for an amount of cash or other property; (C) adjust the terms of any award to reflect the change in control; (D) cause the award to be assumed, or new rights substituted; or (E) make such other provisions as it may consider equitable. Our Compensation Committee has not taken any of the foregoing actions.

Our 1992 Equity Incentive Plan contains the following change in control provisions: Our Compensation Committee may, in the event of a change in control, take one or more of the following actions: (1) provide for the acceleration of any time period relating to exercise or realization of the award; (2) provide for purchase of the award upon participant’s request for an amount of cash or property; (3) adjust the terms of the award in a manner determined by it to reflect the change in control; (4) cause the award to be assumed, or new rights substituted, by another entity; or (5) such other provisions as it may consider equitable and in our best interest. Our Compensation Committee has not taken any of the foregoing actions.

Our 2001 Employee, Director and Consultant Stock Option Plan contains the following change in control provisions: In the event of a consolidation, acquisition or merger by another company, the administrator or the board of the acquiring entity shall either: (1) make provision for the continuation of the options by substituting on an equitable basis shares then subject to such options either payable in cash in connection with the acquisition or securities of the acquiring entity; or (2) upon written notice to participants, provide that all options be exercised within a specified number of days of the date of notice, at the end of which period the options shall terminate; or (3) terminate all options in exchange for cash payment equal to the excess of fair market value of the shares subject to such options over the exercise price thereof. No such event has occurred.

Compensation of Directors

The independent members of the Board of Directors, after considering the recommendation of our Nominations and Corporate Governance Committee, establish the annual compensation package for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominations and Corporate Governance Committee may consider generally available source material from business periodicals, proxy statements, and other resources as well as engage third party advisors. During fiscal year 2005, the compensation of our directors was reviewed and compared with director compensation offered by peer group companies within the restaurant industry. The compensation package of our non-employee directors consists of cash payments and stock and option awards. Our non-employee Director Emeritus, George E. Kane, receives only cash payments given his limited advisory and non-voting role on the board.

In January 2006, we adopted a new director compensation plan for our non-employee directors and Director Emeritus. Under our director compensation plan, we granted stock and option awards to our non-employee directors on the first business day of fiscal 2009 for their fiscal year 2008 services. The following table sets forth information regarding the compensation we paid to our non-employee directors for fiscal year 2008 service.

Non-Employee Director Compensation For Fiscal Year 2008

	Fees Earned
	or Paid
	in Cash	Stock Awards		Option Awards		Total
Name	($)	($)(1)		($)(1)		($)(2)

Charles J. Chapman, III	$29,626	—	(3)	—	(3)	$29,626
Domenic Colasacco	$53,573	$31,971		$31,966		$117,510
Larry J. Franklin	$35,000	$31,971		$31,966		$98,937
Fred K. Foulkes	$37,000	$31,971		$31,966		$100,937
W. Austin Ligon	$29,626	$31,971		$31,966		$93,563
George E. Kane(4)	$32,000	—		—		$32,000

(1)	Amounts calculated utilizing the provisions of FAS 123R. See Note 2 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 30, 2008 regarding assumptions underlying valuation of equity awards. Represents stock grants awarded in fiscal year 2009 for fiscal year 2008 services.

(2)	As required to be disclosed by applicable SEC rules, the aggregate number of stock awards and the aggregate number of options awards outstanding for each non-employee director at the end of fiscal year 2008, all of which are fully vested, are as follows:

	Aggregate	Aggregate
Name	Stock Awards	Option Awards

Charles J. Chapman, III	— (3)	— (3)
Domenic Colasacco	2,524	39,262
Fred K. Foulkes	2,524	39,262
Larry J. Franklin	2,524	39,262
W. Austin Ligon	612	1,615

(3)	Due to an arrangement with his existing employer, Mr. Chapman has elected to forgo equity based compensation.

(4)	Mr. Kane serves as a non-voting Director Emeritus and as such does not receive equity based compensation.

Our Chairman and Chief Executive Officer receives no additional or special compensation for serving as a director.

Following is a description of the compensation arrangements for our non-employee directors and our Director Emeritus.

Cash Compensation.  Our directors who are not employees and our Director Emeritus each receive an annual cash fee of $32,000, payable in four equal quarterly installments of $8,000 at the beginning of each fiscal quarter. In addition, each non-employee director who serves as a chair of a committee of our Board of Directors receives the following annual cash fees, payable in four equal quarterly installments at the beginning of each fiscal quarter:

•	lead independent director — $12,500;

•	chairperson of the Audit Committee — $10,000;

•	chairperson of the Compensation and Stock Option Committee — $5,000; and

•	chairperson of the Nominations and Corporate Governance Committee — $3,000.

All non-employee directors and our Director Emeritus also receive reimbursement of out-of-pocket expenses for attendance at each Board, committee, or stockholder meeting.

Equity Compensation.  Our non-employee directors, other than Charles J. Chapman, III and our Director Emeritus, also receive equity compensation for serving as directors, which consists of annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service. Our non-employee directors received the following annual equity grants on December 31, 2008 for their fiscal year 2008 service:

•	612 shares of Class A Common Stock (which is equal to $32,000 divided by $52.24, the fair market value of the stock on the date grant); and

•	a fully vested option to purchase 1,615 shares of Class A Common Stock (which is equal to 2.64 times the number of shares granted under the first bullet above, which represents the number of option shares determined using the Black-Scholes option pricing model applied as of the date of grant as would cause the stock option to have a value equal to the restricted stock awarded), with an exercise price of $52.24, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of six years, subject to earlier termination following termination of service as a director.

Report of the Compensation and Stock Option Committee

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Stock Option Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Fred K. Foulkes (chair)
Domenic Colasacco
Larry J. Franklin
Compensation and Stock Option Committee

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of February 28, 2009, with respect to the beneficial ownership of our Class A and Class B Common Stock by:

•	each director and director nominee,

•	the named executive officers in the Summary Compensation Table,

•	all of our directors, director nominees and executive officers as a group, and

•	each person we know to beneficially own more than five percent of any class of our Common Stock.

We have determined beneficial ownership in accordance with the rules promulgated by the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed. Applicable percentage ownership is based on 29,509,717 shares of Class A Common Stock and 1,396,242 shares of Class B Common Stock issued and outstanding on February 28, 2009. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of February 28, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117.

						Combined
	Class A Common Stock			Class B Common Stock		Voting
Name of Beneficial Owner	Number		Percent	Number	Percent	Percentage(1)

Officers and Directors
Ronald M. Shaich	1,836,248	(2)	5.89%	1,311,690	93.94%	13.10	%(2)
John M. Maguire	34,482	(3)	*	—	—	*
Jeffrey W. Kip	38,808	(4)	*	—	—	*
Mark A. Borland	39,187	(5)	*	—	—	*
Michael J. Kupstas	37,686	(6)	*	—	—	*
Domenic Colasacco	51,786	(7)	*	—	—	*
Larry J. Franklin	41,786	(8)	*	—	—	*
Fred K. Foulkes	45,786	(9)	*	—	—	*
W. Austin Ligon	2,227	(10)	*	—	—	*
Charles J. Chapman, III	815		*	—	—	*
All directors, director nominees and executive officers as a group (18 persons)	2,266,432	(11)	7.21%	1,311,690	93.94%	14.24%
5% Security Holders
Hussman Strategic Growth Fund	2,250,000	(12)	7.62%	—	—	6.68%
225 Pictoria Drive, Suite 450 Cincinnati, OH 45246
Barclays Global Investors, NA	1,611,550	(13)	5.46%	—	—	4.78%
400 Howard Street San Francisco, CA 94105
T. Rowe Price Associates, Inc.	2,938,300	(14)	9.96%	—	—	8.72%
100 E. Pratt Street Baltimore, MD 21202
Baron Capital Group, Inc.	1,917,200	(15)	6.50%	—	—	5.69%
767 Fifth Avenue New York, NY 10153

*	Less than one percent.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (29,509,717 votes) and the Class B Common Stock (4,188,726 votes) entitle their holders to an aggregate of 33,698,443 votes as of February 28, 2009. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(2)	Consists of 1,836,248 shares of Class A Common Stock, consisting of (a) 180,563 shares of Class A Common Stock, (b) options to purchase 343,995 shares of Class A Common Stock vested as of February 28, 2009 and within 60 days thereafter, (c) 551,469 shares of Class B Common Stock convertible on a share for share basis into Class A Common Stock, and (d) 760,221shares of Class B Common Stock, convertible on a share for share basis into Class A Common Stock, held in five grantor retained annuity trusts, four of which Mr. Shaich is the sole trustee and one of which Mr. Shaich is one of two trustees. With respect to Class B Common Stock, consists of 1,311,690 shares, consisting of (a) 551,469 shares of Class B Common Stock, and (b) 760,221 shares of Class B Common Stock held in a grantor retained annuity trust, four of which Mr. Shaich is the sole trustee and one of which Mr. Shaich is one of two trustees. The combined voting percentage assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Shaich are converted into shares of Class A Common Stock.

(3)	Consists of 11,869 shares of Class A Common Stock and options to purchase 22,613 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(4)	Consists of 120 shares owned by Mr. Kip in our 401(k) plan, 4,758 shares of Class A Common Stock and options to purchase 33,930 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(5)	Consists of 7,210 shares of Class A Common Stock and options to purchase 31,977 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(6)	Consists of 8,575 shares of Class A Common Stock owned by Michael & Mary Kupstas Revocable Trust over which Mr. Kupstas shares beneficial ownership, 14,111 shares of Class A Common Stock and options to purchase 15,000 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(7)	Consists of 12,524 shares of Class A Common Stock and options to purchase 39,262 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(8)	Consists of 2,524 shares of Class A Common Stock and options to purchase 39,262 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(9)	Consists of 6,524 shares of Class A Common Stock and options to purchase 39,262 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(10)	Consists of 612 shares of Class A Common Stock and options to purchase 1,615 shares of Class A Common Stock exercisable within 60 days of February 28, 2009.

(11)	In addition to the directors and executive officers listed above, also includes shares of Class A Common Stock beneficially owned by Messrs. Moreton, Vanzura, Blair, Kish, Davis, Nolan and Simpson and Ms. Fine and shares which such officers may share beneficial ownership. Includes 77,258 shares of Class A Common Stock, options to purchase 58,417 shares of Class A Common Stock exercisable within 60 days of February 28, 2009, 1,944 shares owned by Mr. Davis in our 401(k) plan and 2 shares of Class A Common Stock owned by members of Mr. Kish’s immediate family over which Mr. Kish shares beneficial ownership.

(12)	Consists of shares reported as beneficially owned by Hussman Strategic Growth Fund, of which Hussman reports shared voting power and shared disposition power with its adviser, Hussman Econometrics Advisors, Inc. with respect to 2,250,000 shares of Class A Common Stock. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed with the Securities and Exchange Commission on January 14, 2009.

(13)	Consists of shares reported as beneficially owned by Barlclays Global Investors, NA (“Barclays”), of which Barclays reports sole voting power with respect to 1,087,968 shares and sole disposition power with respect to 1,611,550 shares of Class A Common Stock. Barclays is a bank filing as a group. The following subsidiaries are investment advisors, including non-U.S. institutions, that hold the shares beneficially owned by Barclays: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

(14)	Consists of shares reported as beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”), of which Price Associates reports sole voting power with respect to 650,400 shares and sole disposition power with respect to 2,938,300 shares. These securities are owned by various individuals and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G, Amendment No. 4, filed with the Securities and Exchange Commission on February 13, 2009.

(15)	Consists of shares reported as beneficially owned by Baron Capital Group, Inc., (“Baron”) of which Baron reports shared voting power with respect to 1,697,460 shares and shared dispositive power with respect to 1,917,200 shares of Class A Common Stock. Baron, along with Ronald Baron, is a parent holding company for investment management subsidiaries. The following subsidiaries are investment advisers: BAMCO, Inc. and Baron Capital Management, Inc. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. We believe that during the fiscal year ended December 30, 2008, our directors, executive officers and beneficial owners of more than 10% of our Common Stock timely complied with all applicable filing requirements, with the exception of late Form 4 reports filed on March 7, 2008 by each of Mark Borland, Scott Davis, Becky Fine, Jeffrey Kip, Thomas Kish, Michael Kupstas, John Maguire, Michael Markowitz, Michael Nolan, Ronald Shaich and Hank Simpson to report the receipt on March 2, 2008 of stock granted in connection with the payout of performance awards under our 2005 Long-Term Incentive Plan.

In making these disclosures, we relied solely on a review of copies of such reports filed with the Securities and Exchange Commission and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board of Directors. This means our Board of Directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board of Directors currently consists of six members, divided into three classes as follows:

•	Domenic Colasacco and W. Austin Ligon constitute a class with terms ending at the upcoming Annual Meeting;

•	Larry J. Franklin and Charles J. Chapman, III constitute a class with terms ending in 2010; and

•	Ronald M. Shaich and Fred K. Foulkes constitute a class with terms ending in 2011.

In addition, the Board has named George E. Kane as a non-voting Director Emeritus, in honor of his long service to our company, with his term ending at the 2010 Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Domenic Colasacco and W. Austin Ligon are the current directors whose terms expire at the upcoming Annual Meeting. Mr. Colasacco and Mr. Ligon are each nominated for re-election as a Class II director, with a term ending in 2012.

Unless otherwise instructed in the proxy, all proxies will be voted for the election of each of the nominees identified above to a three-year term ending in 2012, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. We do not contemplate that either of the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person to be designated by the Board of Directors.

A plurality of the combined voting power of the shares of Class A and Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each nominee as a director.

The Board of Directors Recommends that You Vote “FOR” the
Election of Domenic Colasacco and W. Austin Ligon.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 29, 2009. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for our fiscal years ended December 30, 2008 and December 25, 2007. A summary of the fees we paid to PwC during our 2008 and 2007 fiscal years follows:

Nature of Service	2008 Fees	2007 Fees

Audit Fees(1)	$716,691	$754,076
Audit-Related Fees(2)	—	$4,250
Tax Fees(3)	$35,663	$136,199
All Other Fees(4)	$1,500	$1,500

Total:	$753,854	$896,025

(1)	The “Audit Fees” represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements.

(2)	The “Audit-Related Fees” consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These fees include our payment to PwC in fiscal year 2007 for their professional services rendered in transitioning the audit of our 401(k) plan to other auditors. The Audit Committee pre-approved 100% of the “Audit-Related Fees” in fiscal year 2007.

(3)	The “Tax Fees” include our payments to PwC in fiscal years 2008 and 2007 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in fiscal years 2008 and 2007.

(4)	The “All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”) including fees related to the use of PwC’s accounting literature in fiscal years 2008 and 2007. The Audit Committee pre-approved 100% of the “All Other Fees” in fiscal years 2008 and 2007.

The Audit Committee determined that the provision of the non-audit services by PwC described above is compatible with maintaining PwC’s independence.

The Audit Committee as a whole, or through the Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by PwC and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board of Directors continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends that You Vote “FOR” the Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm
for our 2009 Fiscal Year.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2010 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2010, stockholder proposals must be received at our principal executive offices no later than December 14, 2009, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 21, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2010 Annual Meeting of Stockholders but not included in the proxy statement by March 22, 2010, but not before December 22, 2009, which is not less than 60 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2010 Annual Meeting is scheduled to be held on a date before April 21, 2010, or after July 20, 2010, which are dates 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 60th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2010 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board of Directors is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned, (5) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders, and (6) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

For nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, and (4) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117, or call (314) 633-7100, ext. 6500.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117, or call (314) 633-7100, ext. 6500. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117, or call (314) 633-7100, ext. 6500.

Miscellaneous

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for our 2008 fiscal year without charge upon written request to: Investor Relations Coordinator, Panera Bread Company, 6710 Clayton Road, Richmond Heights, Missouri 63117.

<STOCK#> NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 123456 C0123456789 12345 NNNNNNN 0 2 1 3 2 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Panera Bread Company 010RNB 2 1 D V + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the listed nominees to serve for a term ending in 2012 and FOR Proposal 2. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 29, 2009. 3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 — Domenic Colasacco 02 — W. Austin Ligon 1. Election of Directors: For Withhold For Withhold _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com/pnra • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PANERA BREAD COMPANY 6710 Clayton Road Richmond Heights, MO 63117 Annual Meeting of Stockholders — May 21, 2009 Proxy Solicited on Behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Scott G. Blair and Jeffrey W. Kip, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2009 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the Sheraton Clayton Plaza, 7730 Bonhomme Avenue, Clayton, MO 63105, on May 21, 2009, at 10:30 a.m., Central Daylight Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors. This card also provides confidential voting instructions for shares held in the Panera Bread Company 401(k) Savings Plan, which we refer to as the Plan. If you are a participant and have vested shares of Panera Bread Company Class A Common Stock allocated to your account in the Plan, please read the following instruction regarding voting of those shares. Trustee’s Authorization: You may direct Fidelity Management Trust Company, as trustee of the Plan, how to vote shares of Panera Bread Company Class A Common Stock allocated to your Plan account by completing and returning this Voting Instruction Form. The Trustee will vote the shares represented by this Voting Instruction Form if proper instructions are completed, signed and received by Computershare before 11:59 p.m., Eastern Daylight Time, on May 18, 2009. Any shares held in the Plan for which no instructions are received will not be voted. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE. . Proxy — Panera Bread Company _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.